Exhibit 5.4

1001 West Fourth Street Winston-Salem, NC 27101

September 6, 2019

Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102-2990

Re: Offering Pursuant to Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Reynolds American Inc., a North Carolina corporation (“RAI”), in connection with a public offering by B.A.T Capital Corporation, a Delaware corporation (the “Issuer”) of (i) $1,000,000,000 aggregate principal amount of the Issuer’s 2.789% notes due 2024 (the “2024 Notes”),(ii) $1,000,000,000 aggregate principal amount of the Issuer’s 3.215% notes due 2026 (the “2026 Notes”), (iii) $500,000,000 aggregate principal amount of the Issuer’s 3.462% notes due 2029 (the “2029 Notes”), and (iv) $1,000,000,000 aggregate principal amount of the Issuer’s 4.758% notes due 2049 (the “2049 Notes”, and, together with the 2024 Notes, 2026 Notes and 2029 Notes, the “Notes”), and the related guarantee thereof by each of the guarantors, including RAI (such guarantee of RAI, the “RAI Guarantee”), pursuant to a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the Commission”“) on July 17, 2019 (Registration No. 333-232691) (the “Registration Statement’), as described in a prospectus supplement dated September 3, 2019 filed with the Commission on September 4, 2015 (the “Prospectus Supplement”). The Notes will be issued pursuant to an indenture dated as of September 6, 2019, among the Issuer, the Guarantors (including RAI) and Citibank, N.A., as trustee (the “Trustee”), and Citibank, N.A., as paying agent, transfer agent, registrar and calculation agent, as supplemented by: (i) the supplemental indenture no. 1 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee; (ii) the supplemental indenture no. 2 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee; (iii) the supplemental indenture no. 3 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee; and (iv) the supplemental indenture no. 4 dated as of September 6, 2019, among the Issuer, the Guarantors and the Trustee (as so supplemented, the “Indenture”). The RAI Guarantee is set forth in the Indenture.  The Issuer and the guarantors (including RAI) have entered into an Underwriting Agreement dated September 3, 2019 with BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., for themselves and on behalf of the several Underwriters listed on Schedule I thereto.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the Amended and Restated Articles of Incorporation of RAI filed with the North Carolina Secretary of State on July 25, 2017; (ii) the Second Amended and Restated Bylaws of RAI; (iii) the unanimous written consent of the board of directors of RAI dated June 14, 2019, and (iv) the certificate of existence of RAI issued by the North Carolina Secretary of State dated September 5, 2019 (the “Certificate of Existence”).  As to any facts relevant to our opinions, we have relied upon a certificate from an officer of RAI.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that as of the date hereof:

1.	RAI is a corporation in existence under the laws of the State of North Carolina.

2.	RAI has the corporate power to enter into and perform its obligations under the RAI Guarantee.

3.	RAI has authorized the execution, delivery and performance of the RAI Guarantee by all necessary corporate action.

In our examination, we have assumed the legal capacity of all natural persons, the incumbency of all persons designated as officers, directors or similar representatives of legal persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.  We have also assumed that the parties (other than RAI) had or will have the power, corporate or other, to enter into and perform all obligations in connection with the matters addressed by this opinion, and that they have or will have duly authorized by all requisite action, corporate or other, such obligations.  We have further assumed that all parties have or will have duly executed and delivered all agreements and documents related to the matters addressed by this opinion and that the obligations thereunder are or will be valid and binding against all parties undertaking them.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction.  We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to RAI, the issuance of Notes or both.  Without limitation, we express no opinion regarding the enforceability of the RAI Guarantee.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.  In rendering our opinion numbered 1 above, we have relied solely upon the Certificate of Existence.

This opinion is furnished to you in connection with the filing by British American Tobacco p.l.c. of a Report of Foreign Private Issuer on Form 6-K which will be incorporated by reference into the Registration Statement.  We hereby consent to the filing of this opinion with the Commission as an exhibit to such Form 6-K.  This opinion may not be relied upon for any other purpose, except that Cravath, Swaine & Moore LLP may rely upon it in connection with the filing of its own opinion as to the Notes and related guarantees as an exhibit to such Form 6-K.

We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP